Exhibit 3.3

WHITESTONE REIT

ARTICLES SUPPLEMENTARY

Whitestone REIT, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.2 of Article VI of the Articles of Amendment and Restatement of the Trust, as amended (the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”), by duly adopted resolutions classified and designated 350,000,000 authorized but unissued Class A Common Shares (as defined in the Declaration of Trust) as Class B common shares of beneficial interest, $0.001 par value per share, with the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Declaration of Trust, shall become part of Article VI of the Declaration of Trust, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Declaration of Trust.

(1) Designation and Number. A class of Shares, designated the Class B common shares of beneficial interest, $0.001 par value per share (“Class B Common Shares”), is hereby established. The number of Class B Common Shares shall be 350,000,000.

(2) Rank. The Class B Common Shares shall, with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Trust, rank on a parity with the Class A Common Shares.

(3) Voting Rights. Subject to the provisions of Article VII of the Declaration of Trust, holders of Class B Common Shares shall vote together as a single class with the holders of Class A Common Shares on each matter upon which holders of Class A Common Shares and Class B Common Shares are entitled to vote and each Class B Common Share shall entitle the holder thereof to one vote on each such matter.

(4) Reclassification. The Board of Trustees may reclassify any unissued Class B Common Shares from time to time in one or more classes or series of common shares or preferred shares.

(5) Dividends and Other Distributions. Subject to the preferential rights of holders of any class or series of shares of beneficial interest of the Trust ranking senior to the Class A Common Shares and Class B Common Shares with respect to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Trust, holders of Class B Common Shares shall be entitled to dividends or other distributions (including distributions upon the liquidation, dissolution or winding up of the Trust) per share, whether in cash, in kind, in shares or by any other means, equal to the amount per share authorized by the Board of Trustees and declared by the Trust for each Class A Common Share (including the case of a dividend of Class A Common Shares to holders of Class A Common Shares and Class B Common Shares to holders of Class B Common Shares, where holders of Class B Common Shares shall be entitled to receive, on a per share basis, the number of Class B Common Shares equal to the number of Class A Common Shares received on a per share basis by the holders of Class A Common Shares). Such dividends or other distributions with respect to the Class B Common Shares shall be paid in the same form and at the same time as dividends or other distributions with respect to the Class A Common Shares; provided, however, that, in the event of a share dividend, holders of Class A Common Shares shall receive Class A Common Shares and holders of Class B Common Shares shall receive Class B Common Shares, unless otherwise specifically designated by resolution of the Board of Trustees.

(6) Restriction on Transfer and Ownership.

(a) Prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own Class B Common Shares in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Class B Common Shares (the “Class B Common Share Ownership Limit”).

(b) If any Transfer of Class B Common Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Class B Common Shares in violation of paragraph (a) above, (i) then that number of Class B Common Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate paragraph (a) above (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3 of the Declaration of Trust, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Class B Common Shares, or (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of paragraph (a) above, then the Transfer of that number of Class B Common Shares that otherwise would cause any Person to violate paragraph (a) above shall be void ab initio, and the intended transferee shall acquire no rights in such Class B Common Shares.

(c) If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of paragraph (a) above or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Class B Common Shares in violation of paragraph (a) above (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Class B Common Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of paragraph (a) above shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

(d) Any Person who acquires or attempts or intends to acquire Beneficial or Constructive Ownership of Class B Common Shares that will or may violate paragraph (a) above, or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of paragraph (b) above, shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or ownership on the Trust’s status as a REIT.

(e) Subject to Sections 5.1 and 7.4 of the Declaration of Trust, nothing contained in these terms of the Class B Common Shares shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust’s status as a REIT.

(f) In the case of an ambiguity in the application of any provision in these terms of the Class B Common Shares, the Board of Trustees shall have the power to determine the application of such provision with respect to any situation based on the facts known to it. If these terms of the Class B Common Shares require an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to any provision in these terms of the Class B Common Shares.

(g) The Board, in its sole discretion, may exempt, prospectively or retroactively, a Person from the Class B Common Share Ownership Limit if: (i) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Class B Common Share Ownership Limit by reason of such Person’s ownership of Class B Common Shares in excess of the Class B Common Share Ownership Limit pursuant to the exemption granted under this paragraph (g); (iii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that clause (2) of subparagraph (a)(ii) of Section 7.2.1 of the Declaration of Trust will not be violated by reason of such Person’s ownership of Class B Common Shares in excess of the Class B Common Share Ownership Limit pursuant to the exemption granted under this paragraph (g); and (iv) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Class B Common Shares in excess of the Class B Common Share Ownership Limit pursuant to any exemption thereto granted under this paragraph (g), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in paragraph (b) above with respect to Class B Common Shares held in excess of the Class B Common Share Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this paragraph (g)).

(h) Prior to granting any exemption pursuant to paragraph (g) above, the Board, in its sole and absolute discretion, may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

(i) Subject to Section 7.2.1(a)(ii) of the Declaration of Trust, an underwriter that participates in a public offering or a private placement of Class B Common Shares (or securities convertible into or exchangeable for Class B Common Shares) may Beneficially Own or Constructively Own Class B Common Shares (or securities convertible into or exchangeable for Shares) in excess of the Class B Common Share Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(j) The Board of Trustees may increase the Class B Common Share Ownership Limit for one or more Persons and decrease the Class B Common Share Ownership Limit for all other Persons subject to the following limitations:

(i) The decreased Class B Common Share Ownership Limit will not be effective for any Person whose percentage ownership of Class B Common Shares is in excess of such decreased Class B Common Share Ownership Limit until such time as such Person’s percentage of Class B Common Shares equals or falls below the decreased Class B Common Share Ownership Limit, but any further acquisition of Class B Common Shares in excess of such percentage ownership of Class B Common Shares will be in violation of the Class B Common Share Ownership Limit.

(ii) The Class B Common Share Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49% of the value of the outstanding Shares.

(iii) Prior to the modification of the Class B Common Share Ownership Limit pursuant to this paragraph (j), the Board, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT if the modification in the Class B Common Share Ownership Limit were to be made.

(k) Each certificate for Class B Common Shares shall bear substantially the following legend:

The Class B Common Shares evidenced by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially Own or Constructively Own Class B Common Shares in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Class B Common Shares; (ii) no Person may Beneficially Own Shares that would result in the Trust being “closely held” under Section 856(h) of the Internal Revenue Code of 1986 (the “Code”) or otherwise cause the Trust to fail to qualify as a real estate investment trust under the Code; and (iii) no Person may Transfer Shares if such Transfer would result in Shares of the Trust being beneficially owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which cause or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the limitations set forth in the Declaration of Trust must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Class B Common Shares evidenced hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Trust may redeem Shares upon the terms and conditions specified by the Board of Trustees in its sole discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Shares. All capitalized terms in this legend have the meanings defined in the Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Class B Common Shares on request and without charge.

Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

(l) Upon any purported Transfer or other event described in paragraph (b) above that would result in a transfer of Class B Common Shares to a Charitable Trust, such Class B Common Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.

Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to paragraph (b) above.

(m) Notwithstanding anything to the contrary contained in Section 7.3 of the Declaration of Trust:

(i) The Charitable Trustee of the Charitable Trust may not sell Class B Common Shares held in the Charitable Trust to a person whose ownership of the Class B Common Shares would violate paragraph (a) above.

(ii) No organization whose designation would cause the Class B Common Shares held in the Charitable Trust to violate paragraph (a) above may be designated by the Trust to be the Charitable Beneficiary of the interest in the Charitable Trust.

SECOND: The Class B Common Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 23rd day of August, 2010.

ATTEST:		WHITESTONE REIT

By:	/s/ John J. Dee	By:	/s/ James C. Mastandrea	(SEAL)
	Name: John J. Dee	Name:	James C. Mastandrea
	Title: Secretary	Title:	Chairman and Chief Executive Officer